Exhibit 10.2

Execution Version

OMNIBUS AMENDMENT TO

AWARD AGREEMENTS

UNDER THE EAGLE BULK SHIPPING INC.

SECOND AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

This Omnibus Amendment (this “Amendment”) to the Restricted Stock Award Agreement, dated as of September 3, 2021 (as amended, the “September 2021 Award Agreement”), the Restricted Stock Unit Award Agreement, dated as of March 11, 2022 (as amended, the “March 2022 Award Agreement”) and the Restricted Stock Unit Award Agreement, dated as of March 6, 2023 (as amended, the “March 2023 Award Agreement” and, together with the September 2021 Award Agreement and the March 2022 Award Agreement, the “Award Agreements”), in each case, by and between Eagle Bulk Shipping Inc., a Republic of the Marshall Islands company (the “Company”), and Gary Vogel (the “Participant”), is made effective as of December 10, 2023. Capitalized terms not defined herein have the meaning ascribed thereto in the Eagle Bulk Shipping Inc. Second Amended and Restated 2016 Equity Incentive Plan (as amended or restated from time to time, the “Plan”).

WHEREAS, the Company has granted Restricted Stock to the Participant pursuant to the September 2021 Award Agreement and the Plan;

WHEREAS, the Company has granted Restricted Stock Units to the Participant pursuant to the March 2022 Award Agreement and the March 2023 Award Agreement and the Plan;

WHEREAS, pursuant to, and subject to the terms of, Section 3.1(c) of the Plan, the Administrator may amend the terms of the Award Agreements;

WHEREAS, the Administrator has determined that it is in the best interests of the Company and its shareholders to amend the terms of the Award Agreements to remove the mandatory holding period for shares of Common Stock issued in respect of TSR Performance-Vested RSUs (as defined in the March 2022 Award Agreement and March 2023 Award Agreement) and TSR Performance-Vested Restricted Shares (as defined in the September 2021 Award Agreement), in each case upon the consummation of a Change in Control; and

WHEREAS, pursuant to the Award Agreements, no amendment or modification of the Award Agreements shall be valid unless it is in writing and signed by all parties thereto.

NOW THEREFORE, in consideration for the services rendered by the Participant to the Company and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Amendment to Award Agreements.

Section 5 of each Award Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, upon the occurrence of a Change in Control, the mandatory holding period shall lapse and shall no longer apply with respect to such shares of Common Stock.”

2.	Miscellaneous.

a.	Effect on Award Agreements. Except as specifically amended by this Amendment, the Award Agreements shall remain in full force and effect and is hereby ratified and confirmed.

b.

Governing Law. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

c.	Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the content of any such Section.

d.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

e.	Amendments. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

EAGLE BULK SHIPPING INC.

By:	/s/ Constantine Tsoutsoplides
Name:	Constantine Tsoutsoplides
Title:	Chief Financial Officer

PARTICIPANT

/s/ Gary Vogel
Gary Vogel

3